UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2005

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 22, 2005, the Compensation Committee of the Board of Directors of Neurobiological Technologies, Inc. (the “Company”) approved (i) increases in the base salary to be paid to each of the Company’s executive officers, and (ii) annual bonus awards to be paid in the first quarter of fiscal 2006. The revised base salary and bonus awards for each executive officer are set forth below.

Name	Title	Base Salary(1)	Bonus Paid(2)
Paul E. Freiman	Chief Executive Officer	$375,000	$275,000
Lisa U. Carr, M.D., Ph.D.	Senior Vice President & Chief Medical Officer	$275,000	$65,000
Jonathan R. Wolter	Vice President & Chief Financial Officer	$250,000	$58,750
David Levy, M.D.	Vice President, Clinical Development	$250,000	$58,750
Stephen J. Petti	Vice President, Product Development	$250,000	$58,750
Karl Trass	Vice President, Regulatory Affairs	$195,000	$15,000

(1)	Salary increase is effective as of September 1, 2005.

(2)	The determination of bonus amounts was, for all officers other than Messrs. Freiman and Wolter, based on individual and overall Company performance in fiscal 2005. The bonus amounts awarded to Messrs. Freiman and Wolter included a determination of individual and overall Company performance in fiscal 2005 and a performance bonus for the first quarter of fiscal 2006.

Additionally, the Chief Executive Officer was awarded an option under the 2003 Equity Incentive Plan (the “Plan”) to purchase 85,000 shares of common stock and each Senior Vice President and Vice President was awarded an option to purchase 20,000 shares of common stock, each at a price of $3.85 per share, which was the fair market value of the Company’s common stock on the date of grant. The options vest and become exercisable with respect to 12.5% of the underlying shares six months after the grant date, and then with respect to 1/48 of the underlying shares monthly thereafter, so that each option is fully vested and exercisable four years after the grant date.

David Levy M.D., the Company’s Vice President, Clinical Development, was also awarded an option under the Plan to purchase 65,000 shares of common stock on the same terms and conditions, except that the vesting base date for this option is September 1, 2004, which was the date that Dr. Levy joined the Company as a Vice President.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 28, 2005

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Jonathan R. Wolter
Jonathan R. Wolter Vice President and Chief Financial Officer